Exhibit 5.1

[Letterhead of Norfolk Southern Corporation]

April 4, 2005

Norfolk Southern Corporation

Three Commercial Place

Norfolk, VA 23510-2191

Re: Norfolk Southern Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

I am Senior General Counsel of Norfolk Southern Corporation, a Virginia corporation (the “Corporation”), and, as such, I have acted as counsel to the Corporation in connection with the public offering by the Corporation to exchange (the “Exchange Offers”) (i) up to $350,000,000 principal amount of its issued and outstanding 7.80% Notes due 2027 (the “7.80% Notes”) for an equal aggregate principal amount of a new series of its notes (the “Series I Notes”) and (ii) up to $200,000,000 principal amount of its issued and outstanding 7.25% Notes due 2031 (the “7.25% Notes”) and any or all of the outstanding 9.00% Notes due 2021 (the “9.00% Notes” and, together with the 7.80% Notes and the 7.25% Notes, the “Old Notes”) for up to $450,000,000 aggregate principal amount of a new series of its notes (the “Series II Notes” and, together with the Series I Notes, the “New Notes”).

The Series I Notes are to be issued pursuant to the terms of a supplemental indenture (the “Series I Supplemental Indenture”) to the senior indenture, dated as of January 15, 1991 (as amended or supplemented from time to time, the “Base Indenture”), between the Corporation and U.S. Bank Trust National Association (formerly First Trust of New York, National Association), as successor trustee (the “Trustee”). The Series II Notes are to be issued pursuant to the terms of a supplemental indenture (the “Series II Supplemental Indenture,” and together with the Series I Supplemental Indenture, the “Supplemental Indentures,” and together with the Base Indenture, the “Indenture”) to the Base Indenture.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth herein, I have, or an attorney working for me has, examined originals or copies, certified or otherwise identified of the following:

(i) the Registration Statement on Form S-4 relating to the New Notes to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Act (the “Registration Statement”);

(ii) an executed copy of the Indenture;

(iii) forms of the Supplemental Indentures;

(iv) the Restated Articles of Incorporation of the Corporation, as currently in effect;

(v) the Bylaws of the Corporation, as amended January 25, 2005 and as currently in effect;

(vi) certain resolutions adopted by the Board of Directors of the Corporation relating to the Exchange Offers, the issuance of the New Notes, the Supplemental Indentures and related matters;

(vii) the Forms T-1 of the Trustee filed as exhibits to the Registration Statement with respect to each of the Supplemental Indentures; and

(viii) the forms of the New Notes and specimen certificates thereof.

I have, or an attorney working for me has, also examined originals or copies, certified or otherwise identified, of such records of the Corporation and such agreements, certificates of public officials, certificates of officers or other representatives of the Corporation and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

In rendering the opinions set forth herein, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Corporation, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Corporation and others.

I am a member of the Bar of the Commonwealth of Virginia and the opinions set forth herein are limited to those aspects of Virginia corporate law normally applicable to transactions of the type contemplated by the Exchange Offers, the Indenture, the Supplemental Indentures and the New Notes and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non opined on law on the opinions herein stated. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1. The Indenture has been duly executed and delivered by the Corporation, and it is a valid and binding agreement of the Corporation, enforceable against the Corporation in accordance with its terms, except (a) to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and (b) I express no opinion as to Section 512 of the Base Indenture.

2. The New Notes have been duly authorized, and when executed and authenticated in accordance with the terms of the Indenture and delivered upon consummation of the Exchange Offers against receipt of the Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offers, the New Notes will constitute valid and binding obligations of the Corporation entitled to the benefits of the Indenture and enforceable against the Corporation in accordance with their terms, except (a) to the extent that the enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity) and (b) I express no opinion as to Section 512 of the Base Indenture.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. I also consent to the reference to me under the caption “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/S/    JOSEPH C. DIMINO, ESQ.

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